Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated July 28, 2019, between Streamline Health Solutions, Inc., a Delaware corporation with its headquarters in Atlanta, Georgia (the “Employer”), and any of its respective successors, and Wyche T. “Tee” Green, III, a resident of the State of Georgia (the “Executive”).

WITNESSETH:

WHEREAS, the Employer desires to employ the Executive on an interim basis as the President & Chief Executive Officer, and the Executive desires to serve the Employer, in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Term of Employment. Unless the Executive’s employment shall sooner terminate pursuant to Section 4 of this Agreement, the Employer shall employ the Executive on a month-to-month basis, commencing on July 29, 2019, (the “Effective Date”) and continuing on the first day of each successive month, unless the Executive or the Employer, as the case may be, at least fifteen (15) calendar days prior to the end of the applicable month, provides written notice to the other of its or his intention not to renew such employment. The period during which the Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period.”

2.                                      Duties and Responsibilities.

(a)                                 The Executive shall serve as the Interim President & Chief Executive Officer of the Employer. The Executive will have such duties and authorities as are commensurate with such position and such additional duties and responsibilities as are determined from time to time by the Board of Directors of the Employer (the “Board”). The Executive has the authority to make organizational and policy changes to drive culture, performance and efficiencies. As Interim President & Chief Executive Officer, the Executive will report directly to the Board.

(b)                                 During the Employment Period, the Executive shall devote the majority of his business time and best efforts necessary to fully perform his duties hereunder.

(c)                                  Executive agrees to comply with the Employer’s policies, including but not limited to the Code of Conduct and the Insider Trading Policy.

3.                                      Compensation and Benefits.

(a)                                 Base Salary. During the Employment Period, the Executive shall be paid (i) a monthly base salary by the Employer of Thirty-Five Thousand Dollars ($35,000.00) for the first three (3) months of the Employment Period, payable as a lump sum to the Executive on the date of his appointment as Interim President & Chief Executive Officer by the Board, and thereafter (ii) a monthly base salary by the Employer of Forty-Five Thousand Dollars ($45,000.00) for each subsequent three (3)-month period of the Employment Period, payable as a lump sum to the Executive on the first day of each such three (3)-month period. The Board shall review Executive’s monthly base salary as determined necessary by the Board during the Employment Period, and may increase (but not decrease) that monthly base salary from time-to-time, based on its periodic review of the Executive’s performance in accordance with the Employer’s regular policies and procedures. The Executive’s monthly base salary as in effect from time to time is hereinafter referred to as the “Base Salary.”

(b)                                 Restricted Stock Grant. On the Effective Date, the Executive shall be granted an award of fifty thousand (50,000) shares of Restricted Stock by the Employer which shall vest immediately as of the date of grant. The Executive’s grant of Restricted Stock is hereinafter referred to as the “Restricted Stock Grant.”

(c)                                  Cash Bonus. The Executive shall be paid Twenty Thousand Dollars ($20,000.00), payable as a lump sum, as a cash bonus on the date on which the Executive’s replacement as President & Chief Executive Officer executes his or her employment agreement with the Employer to assume the role of President & Chief Executive Officer. The Executive’s cash bonus is hereinafter referred to as the “Cash Bonus.”

(d)                                 Equity and Cash Incentive Awards. To the extent approved by the Board, the Executive may be granted annual equity or cash incentive awards pursuant to the Employer’s incentive compensation plans, which may be amended or terminated by the Employer at the Employer’s discretion. The Executive’s eligibility for equity or cash incentive awards shall be determined on a basis consistent with other named executive officers of the Employer (as defined under the Securities Exchange Act of 1934, as amended).

(e)                                  Benefits. During the Employment Period, the Executive will be eligible to participate in the employee and executive benefit plans and programs maintained by the Employer from time-to-time in which executive officers of the Employer are eligible to participate, including, to the extent maintained by the Employer, life, medical, dental, accidental and disability insurance plans, retirement plans, incentive stock award and stock compensation plans, and deferred compensation and savings plans, in accordance with the terms and conditions thereof as in effect from time to time. The Executive shall be eligible to participate in the Employer’s existing 401(k) plan, in accordance with its terms, and the Employer shall match Executive’s contributions in accordance with the terms of that plan, provided that the matching does not violate any provisions of the 401(k) plan. All benefit programs are subject to change from time to time in the Employer’s discretion.

(f)                                   Business Expenses. The Employer will pay or reimburse the Executive for all travel and out-of-pocket expenses reasonably incurred or paid by the Executive in connection with the performance of the Executive’s duties as an employee of the Employer upon compliance with the Employer’s procedures for expense reimbursement, including the presentation of expense statements or receipts or such other supporting documentation as the Employer may reasonably require. All expenses eligible for reimbursements in connection with the Executive’s employment with the Employer must be incurred by the Executive during the term of employment and must be in accordance with the Employer’s expense reimbursement policies. The amount of reimbursable expenses incurred in one taxable year will not affect the expenses eligible for reimbursement in any other taxable year. Each category of reimbursement will be paid as soon as administratively practicable, but in no event will any such reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. No right to reimbursement is subject to liquidation or exchange for other benefits.

4.                                      Termination of Employment.

(a)                                 Early Termination of the Employment Period. If, during the Employment Period, the Executive’s employment terminates for any reason, including but not limited to, the Executive’s death or Disability (as hereinafter defined), termination by the Employer with or without Cause (as hereinafter defined) or voluntary termination by the Executive, the Employment Period shall thereupon end and, except as otherwise provided herein, this Agreement shall terminate upon the effective date of such termination. Notwithstanding the termination of this Agreement, Executive shall retain all compensation paid or payable through the effective date of termination.

(b)                                 Termination by the Employer with or without Cause. The Executive’s employment hereunder may be terminated by the Employer with or without Cause prior to the end of a month, effective immediately upon delivery of a Notice of Termination to the Executive. “Cause” shall mean the Executive’s (i) grossly negligent failure to substantially perform his duties under this Agreement; (ii) the Executive’s violation of the Employer’s Code of Conduct or Insider Trading Policy; (iii) the Executive’s conviction of, or plea of nolo contendere to a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor under the laws of the United States or any state thereof (not including any traffic offense) involving moral turpitude, deceit, dishonesty or fraud that relates to the Employer’s property; or (iv) the Executive’s breach of Section 6 or Section 7 of this Agreement.

(c)                                  Termination due to Death or Disability. The Executive’s employment hereunder shall terminate upon the Executive’s death or in the event of a termination by the Employer due to the Executive’s Disability. “Disability” shall mean (i) a finding by the Board that the Executive has been unable to perform his job functions by reason of a physical or mental impairment for a period of one hundred twenty (120) consecutive days or any one hundred eighty (180) days within a period of one (1) year. The Board’s good faith determination of Disability shall be final, binding and conclusive.

(d)                                 Delivery of Non-Renewal Notice. In the event the Employer or the Executive delivers a notice of non-renewal in conformity with Section 1 hereof, the Executive’s employment hereunder shall terminate upon the expiration of the applicable month.

(e)                                  Voluntary Termination by the Executive. The Executive may voluntarily terminate his employment with the Employer by delivering a Notice of Termination to the Employer no less than fifteen (15) days prior to the effective date of such termination.

(f)                                   Notice of Termination. Any termination of the Executive’s employment by the Employer or by the Executive (other than by reason of death) in connection with Section 4(b), (c)

or (e) shall be communicated by a written Notice of Termination addressed to the other parties to this Agreement. A “Notice of Termination” shall mean a written notice stating that the Executive’s employment with the Employer has been or will be terminated.

5.                                      Payments upon Certain Terminations.

(a)                                 In General. Within thirty (30) days following the termination of the Executive’s employment for any reason, the Employer shall pay the Executive: (i) the Base Salary earned but not yet paid for services rendered to the Employer on or prior to the date on which the Employment Period ends; (ii) any business expenses incurred on or prior to the date on which the Employment Period ends that are eligible for reimbursement in accordance with the Employer’s expense reimbursement policies as then in effect; and (iii) any vested benefits to which the Executive is entitled under the Employer’s employee benefit plans and any welfare benefits to which he is entitled in accordance with the terms of the Employer’s welfare plans. The amounts described in this Section 5(a) are collectively referred to herein as the “Accrued Rights.”

(b)                                 Termination by Reason of the Executive’s Death or Disability or as a Result of Delivery of Notice of Non-Renewal. In the event the Employment Period ends by reason of the Executive’s death or a termination of the Executive’s employment by the Employer for Disability or the Executive delivers a notice of non-renewal as described in Section 1 hereof, the Employer’s sole obligation to the Executive shall be to pay the Executive an amount equal to the Accrued Rights, as set forth in Section 5(a) hereof.

(c)                                  Termination by the Employer without Cause. Subject to Section 5(d) hereof and provided that the Executive is in compliance with his obligations under Section 6 and Section 7 hereof, in the event the Employment Period ends prior to the expiration of a month by reason of a termination of the Executive’s employment by the Employer without Cause, including by delivery of a notice of non-renewal by the Employer, the Executive shall be entitled to:

(i)                                The Accrued Rights.

(ii)                             To the extent any incentive stock awards, such as stock options, stock appreciation rights, restricted stock, dividend equivalent rights, or any other form of incentive stock compensation granted to the Executive shall have not vested, such incentive stock awards that have been granted but have not yet vested shall immediately become fully (100%) vested and exercisable.

(d)                                 Execution of Release. As a condition of the Executive’s right to receive any of the payments or benefits described in Section 5, the Executive shall, within sixty (60) days after the Executive’s date of termination of employment, deliver to the Employer a full, complete and irrevocable release of all claims or causes of action the Executive may have in respect of the Executive’s employment by the Employer, substantially in the form attached hereto as Exhibit A (such condition, the “Release Condition”).

(e)                                  Effect of Failure. In the event the Executive fails to satisfy the Release Condition, the Executive shall not be entitled to any of the payments or benefits described in Section 5, other than the Accrued Rights. In the event that the Executive materially breaches any of his obligations under Section 6 or Section 7 hereof, the Employer’s obligations to provide the payments and benefits under Section 5(c) hereof, as applicable, shall thereupon cease and the Employer shall be entitled to recover from the Executive the after-tax proceeds of the amounts theretofore paid to the Executive pursuant to such Section 5(c).

(f)                                   Certain Property and Information. Upon termination of the Employment, the Executive will deliver to the Employer any and all property owned or leased by the Employer or any affiliate and any and all materials and information (in whatever form) relating to the business of the Employer or any affiliate, including without limitation all customer lists and information, financial information, business notes, business plans, documents, keys, credit cards, phones, computers and other Employer-provided equipment. All Employer property will be returned promptly and in the condition it was received except for normal wear.

(g)                                  Full Settlement. The Employer’s obligations to make the payments provided for in this Agreement and otherwise to perform the Employer’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Employer may have against the Executive or others. In no event, shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

6.                                      Proprietary Information.

(a)                                 Confidentiality. The Employer is in the business of providing solutions, including comprehensive suites of health information solutions relating to enterprise content management, computer assisted coding, business analytics, clinical analytics, patient scheduling and integrated workflow systems, that help hospitals, physician groups and other healthcare organizations improve efficiencies and business processes across the enterprise to enhance and protect revenues, offering a flexible, customizable way to optimize the clinical and financial performance of any healthcare organization (the “Business”).

For the purpose of this Agreement, “Confidential Information” will mean any written or unwritten information which is used in the Employer’s Business (including, without limitation, the Employer’s services, processes, patents, systems, equipment, creations, designs, formats, programming, discoveries, inventions, improvements, computer programs, data kept on computers, engineering, research, development, applications, financial information, information regarding services and products in development, market information, including test marketing or localized marketing, other information regarding processes or plans in development, trade secrets, training manuals, know-how of the Employer, and the customers, clients, suppliers and others with whom the Employer does or has in the past done, business (including any information about the identity of the Employer’s customers or suppliers and written customer lists and customer prospect lists), or information about customer requirements, transactions, work orders, pricing policies, plans or any other Confidential Information, which the Employer deems confidential and proprietary and which is generally not known to others outside the Employer and which gives or tends to give the Employer a competitive advantage over persons who do not possess such information or the secrecy of which is otherwise of value to the Employer in the conduct of its business — regardless of when and by whom such information was developed or acquired, and regardless of whether any of these are described in writing, reduced to practice, copyrightable or considered copyrightable, patentable or considered patentable; provided, however, that “Confidential Information” will not include general industry information or information which is publicly available or is otherwise in the public domain without breach of this Agreement, information which the Executive has lawfully acquired from a source other than through his employment with the Employer, or information which is required to be disclosed pursuant to any law, regulation or rule of any governmental body or authority or court order (in which event the Executive will immediately notify the Employer of such requirement or order so as to give the Employer an opportunity to seek a protective order or other manner of protection prior to production or disclosure of the information). The Executive acknowledges that Confidential Information is novel and proprietary to and of considerable value to the Employer.

Confidential Information will also include confidential information of third parties, clients or prospective clients that has been provided to the Employer or to the Executive in conjunction with the Executive’s employment, which information the Employer is obligated to treat as confidential. Confidential Information does not include information voluntarily disclosed to the public by the Employer, except where such public disclosure has been made by the Executive without authorization from the Employer, or which has been independently developed and disclosed by others, or which has otherwise entered the public domain through lawful means.

The Executive acknowledges that all Confidential Information is the valuable, unique and special asset of the Employer and that the Employer owns the sole and exclusive right, title and interest in and to this Confidential Information.

(i)                                     To the extent that the Confidential Information rises to the level of a trade secret under applicable law, then Executive will, during the Executive’s employment and for as long thereafter as the Confidential Information remains a trade secret (or for the maximum period of time otherwise allowed under applicable law) protect and maintain the confidentiality of these trade secrets and refrain from disclosing, copying or using the trade secrets without the Employer’s prior written consent, except as necessary in the Executive’s performance of the Executive’s duties while employed with the Employer.

(ii)                                  To the extent that the Confidential Information defined above does not rise to the level of a trade secret under applicable law, the Executive will not, during the Executive’s employment and thereafter for a period of two (2) years, disclose, or cause to be disclosed in any way, Confidential Information, or any part thereof, to any person, firm, corporation, association or any other operation or entity, or use the Confidential Information on the Executive’s own behalf, for any reason or purpose except as necessary in the performance of his duties while employed with the Employer. The Executive further agrees that, during the Executive’s employment and thereafter for a period of two (2) years, the Executive will not distribute, or cause to be distributed, Confidential Information to any third person or permit the reproduction of Confidential Information, except on behalf of the Employer in the Executive’s capacity as an employee of the Employer. The Executive will take all reasonable care to avoid unauthorized disclosure or use of the

Confidential Information. The Executive agrees that all restrictions contained in this Section 6 are reasonable and valid under the circumstances and hereby waives all defenses to the strict enforcement thereof by the Employer.

7.                                      Restrictive Covenants. The Executive acknowledges that (i) in the course of his employment with the Employer and its subsidiaries and affiliates, he will become familiar with the Employer’s and its subsidiaries’ and affiliates’ trade secrets and with other Confidential Information concerning the Employer and such subsidiaries and affiliates; (ii) his services will be of special, unique and extraordinary value to the Employer and such subsidiaries and affiliates; (iii) the agreements and covenants of the Executive contained in Section 6 and Section 7 hereof are essential to the business and goodwill of the Employer; and (iv) the Employer would not have entered into this Agreement but for the covenants and agreements set forth in Section 6 and Section 7 hereof. Therefore, the Executive agrees that, without limiting any other obligation pursuant to this Agreement:

(a)                                 Non-Disparagement. At any time during or within two (2) years after the Employment Period, the Executive shall not make (whether directly or through any other person) any public or private statements (whether oral or in writing) which are derogatory or damaging to the Employer or its direct or indirect parents, subsidiaries and affiliates, together with each of their current and former principals, officers, directors, direct or indirect equity holders, general and limited partners, agents, representatives and employees, or any of their businesses, activities, operations, affairs, reputations or prospects, and the Employer will not authorize any of their officers, directors or employees to make disparaging or derogatory statements about the Executive (and will use its reasonable best efforts to prevent such individuals from making such statements) except, in each case, to the extent required by law, and only after consultation with the other party to the maximum extent possible to maintain the goodwill of such party.

(b)                                 Injunctive Relief with Respect to Covenants. The Executive acknowledges and agrees that in the event of any material breach by the Executive of any of section of this Agreement that remedies at law may be inadequate to protect the Employer, and, without prejudice to any other legal or equitable rights and remedies otherwise available to the Employer, the Executive agrees to the granting of injunctive relief in the Employer’s favor in connection with any such breach or violation without proof of irreparable harm.

(c)                                  Enforcement. If, at the time of enforcement of Section 6 hereof or this Section 7, a court or other body of legal authority holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court may revise such restrictions to cover the maximum duration, scope and area permitted by law and reasonable under such circumstances. Because the Executive’s services are unique and because the Executive has access to Confidential Information, the parties hereto agree that the Employer and its subsidiaries and affiliates would be irreparably harmed by, and money damages would be an inadequate remedy for, any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Employer and its subsidiaries and affiliates and/or its respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

8.                                      Miscellaneous.

(a)                                 Survival. To the extent necessary to give effect to such provisions, the provisions of this Agreement (including without limitation, Sections, 6 and 7 hereof) shall survive the termination of this Agreement, whether such termination shall be by expiration of the Employment Period, an earlier termination pursuant to Section 4 hereof or otherwise.

(b)                                 Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Employer and any person or entity that succeeds to the interest of the Employer (regardless of whether such succession occurs by operation of law) by reason of the sale of all or a portion of the Employer’s equity securities, a merger, consolidation or reorganization involving the Employer or, unless the Employer otherwise elect in writing, a sale of all or a portion of the assets of the business of the Employer. This Agreement shall also inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives.

(c)                                  Assignment. This Agreement may not be assigned by the Executive. The Employer may assign its rights, together with its obligations, hereunder (i) to any affiliate or subsidiary, provided that the assignor continues to be responsible for the obligations set forth herein until discharged, or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets. The Employer will require any successor to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

(d)                                 Entire Agreement. This Agreement, together with Exhibit A hereto, constitutes the entire agreement between the parties hereto with respect to the matters referred to herein and supersedes any and all prior agreements, whether written or oral. No other agreement relating to the terms of the Executive’s employment by the Employer, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

(e)                                  Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any covenant contained herein is not enforceable in accordance with its terms, the Executive and the Employer agree that such provision shall be reformed to make such covenant enforceable in a manner that provides as nearly as possible the result intended by this Agreement.

(f)                                   Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

(g)                                  Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by nationally recognized overnight carrier and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Employer:

Streamline Health Solutions, Inc.

1175 Peachtree Street, NE, 10th Floor

Atlanta, Georgia 30361

Attention: Chief Financial Officer

If to the Executive:

Wyche T. “Tee” Green, III

121 Greenway Blvd.

Carrollton, Georgia 30117

(h)                                 Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

(i)                                     Headings. Headings to sections in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

(j)                                    Counterparts; Electronic Transmission. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Transmission by one party to the other of fully executed copies of this Agreement by electronically shall bind the parties to the same extent as by the exchange of manually signed originals.

(k)                                 Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Employer under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

(l)                                     Indemnification. The Executive shall be indemnified to the same extent as other senior executives and officers of the Employer with respect to the Executive’s service as an employee of the Employer or any of the Employer’s subsidiaries or affiliates. During the Employment Period, the Employer shall maintain a directors and officers’ liability insurance policy (or policies) providing coverage to the Executive on an “occurrence” basis with limits of not less than $3 million dollars per claim and $5 million dollars in the aggregate per annum.

Following the Employment Period, the Executive shall be entitled to the benefits of such coverage. The Employer shall advance to the Executive an amount necessary to cover any reasonable fees incurred by the Executive in accordance with this Section 8(1).

(i)                                     Right of Indemnification. The Employer shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, the Executive if he is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Employer or, while a director or officer of the Employer, is or was serving at the request of the Employer as a director, officer, manager, employee or agent of another employer or of a partnership, limited liability employer, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including reasonable attorneys’ fees) reasonably incurred by the Executive. Notwithstanding the preceding sentence, the Employer shall be required to indemnify, or advance expenses to, the Executive in connection with a Proceeding (or part thereof) commenced by the Executive only if the commencement of such Proceeding (or part thereof) by the Executive was authorized by the Board of Directors.

(ii)                                  Advancement of Expenses. The Employer shall to the fullest extent not prohibited by applicable law pay the reasonable expenses (including reasonable attorneys’ fees) incurred by the Executive in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Executive to repay all amounts advanced if it should be ultimately determined that the Executive is not entitled to be indemnified.

(iii)                               Claims. A claim for indemnification (following the final disposition of the Proceeding with respect to which indemnification is sought, including any settlement of such Proceeding) or advancement of expenses under this Section 8 is not paid in full within thirty (30) days after a written claim therefor by the Executive has been received by the Employer, the Executive may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by applicable law. In any such action the Employer shall have the burden of proving that the Executive is not entitled to the requested indemnification or advancement of expenses.

(iv)                              Non-Exclusivity of Rights. The rights conferred on the Executive by this Agreement shall not be exclusive of any other rights which the Executive may have or hereafter acquire under any statute, any provision of the Employer’s articles of incorporation, bylaws, or any agreement, vote of stockholders or disinterested directors or otherwise.

(m)                             Voluntary Agreement: No Conflicts. The Executive represents that he is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by the Executive of any agreement to which he is a party or by which he or his properties or assets may be bound.

(n)                                 Acknowledgments. The Employer and the Executive each hereby acknowledge and agree as follows:

(i)                                     The covenants, restrictions, agreements and obligations set forth herein are founded upon valuable consideration, and, with respect to the covenants, restrictions, agreements and obligations set forth in Sections 2(b), 6 and 7 hereof, are reasonable in duration, the activities proscribed, and geographic scope;

(ii)                                  In the event of a breach or threatened breach by the Executive of any of the covenants, restrictions, agreements and obligations set forth in Sections 2(b), 6 and 7 hereof, monetary damages or the other remedies at law that may be available to the Employer for such breach or threatened breach will be inadequate and, without prejudice to the Employer’s right to pursue any other remedies at law or in equity available to it for such breach or threatened breach, including, without limitation, the recovery of damages from Executive, the Employer will be entitled to injunctive relief from a court of competent jurisdiction or the arbitrator; and

(iii)                               The time period, proscribed activities, and geographical area set forth in Section 7 hereof are each divisible and separable. The Executive agrees that in the event any court of competent jurisdiction determines that the above covenants are invalid or unenforceable to join with the Employer in requesting that court to construe the applicable provision by limiting or reducing it so as to be enforceable to the extent compatible with the then applicable law. Furthermore, any period of restriction or covenant herein stated will not include any period of violation or period of time required for litigation to enforce such restriction or covenant.

(o)                                 Dispute Resolution. Except as set forth in Section 8(n) above, any and all disputes arising out of or in connection with the execution, interpretation, performance or non-performance of this Agreement or any agreement or other instrument between, involving or affecting the parties (including the validity, scope and enforceability of this arbitration clause), will be submitted to and resolved by arbitration. The arbitration will be conducted pursuant to the terms of the Federal Arbitration Act and the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. Either party may notify the other party at any time of the existence of a controversy potentially requiring arbitration by certified mail, and the parties will attempt in good faith to resolve their differences within fifteen (15) days after the receipt of such notice. If the dispute cannot be resolved within the fifteen (15)-day period, either party may file a written demand for arbitration with the American Arbitration Association. The place of arbitration will be Atlanta, Georgia.

(p)                                 Governing Law. The parties agree that: (i) any litigation involving any enforcement of, noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be interpreted in accordance with and governed by the laws of the State of Georgia, without regard for any conflict of law principles; (ii) jurisdiction and venue shall be laid solely and exclusively in the state and federal courts in Fulton County, Georgia, at the option of Employer (or any of them).

(q)                                 Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be interpreted and administered accordingly. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Employer for purposes of this Agreement, unless the Executive would be considered to have incurred a “separation from service” from the Employer within the meaning of Section 409A (a “Separation from Service”). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in Section 5 of this Agreement that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding any provision of this Agreement to the contrary, if, at the time of the Executive’s Separation from Service, the stock of the Employer (or any successor entity) is treated as “publicly traded” under Section 409A(a)(2)(B)(1) of the Code and the Executive is deemed to be a “specified employee” within the meaning of said section, all payments which are subject to Section 409A as deferred compensation and which would otherwise be required to be made upon such Separation from Service shall be made on the earlier of (i) the first day of the first month commencing at least six (6) months following the Executive’s Separation from Service or (ii) the date of the Executive’s death. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement during any one year may not effect amounts reimbursable or provided in any subsequent year.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by a duly authorized officer and the Executive has hereunto set his hand as of the day and year first above written.

EMPLOYER:

BY:	/s/ Jonathan Phillips
Its:	Lead Independent Director

Date:	July 28, 2019

EXECUTIVE

/s/ Tee Green

Date:	July 28, 2019

EXHIBIT A

Form of Release

RELEASE AGREEMENT (this “Release Agreement”), dated as of           , 2019, between Streamline Health Solutions, Inc., a Delaware corporation with its headquarters in Atlanta, Georgia (the “Employer”), and any of its respective successors, and Wyche T. “Tee” Green, III, a resident of the State of Georgia (the “Executive”).

1.              Release.

(a)                                 In consideration of the payments set forth in Section 5(c) of the Employment Agreement, as applicable, between the Employer and the Executive dated as of [•], 2019 (the “Employment Agreement”), Executive, on behalf of himself and his heirs, executors, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Employer and its direct or indirect parents, subsidiaries and affiliates, together with each of their current and former principals, officers, directors, direct or indirect equityholders, general and limited partners, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which the Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time he signs this Release Agreement (the “General Release”). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive, including but not limited to the Employment Agreement, and the Employer’s equity and cash incentive plan(s) and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of the Executive’s employment relationship, or the termination of his employment, with the Employer.

(b)                                 Except as provided in Section 5(c) of the Employment Agreement, as applicable, Executive acknowledges and agrees that the Employer has fully satisfied any and all obligations owed to his arising out of his employment with the Employer, and no further sums are owed to him by the Employer or by any of the other Releasees at any time.

2.                                      Consultation with Attorney; Voluntary Agreement. The Employer advises the Executive to consult with an attorney of his choosing prior to signing this Release Agreement. The Executive understands and agrees that he has the right and has been given the opportunity to review

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this Release Agreement and, specifically, the General Release in Paragraph 1 above, with an attorney. The Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Paragraph 1 above. The Executive acknowledges and agrees that the payments set forth in Section 5(c) of the Employment Agreement, as applicable, are sufficient consideration to require him to abide with his obligations under this Release Agreement, including but not limited to the General Release set forth in Paragraph 1. The Executive represents that he has read this Release Agreement, including the General Release set forth in Paragraph 1 and understands its terms and that he enters into this Release Agreement freely, voluntarily, and without coercion. Notwithstanding the foregoing, nothing contained herein shall prevent the Executive from filing an administrative charge of discrimination with the EEOC or state or local fair employment practices agency. No federal, state or local government agency is a party to this Agreement and none of the provisions of this Agreement restrict or in any way affect a government agency’s authority to investigate or seek relief in connection with any of the claims released. Moreover, nothing in this Release Agreement or in any other agreement is intended to or will be used in any way to limit employee’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law. However, if a government agency were to pursue any matters falling within the released claims, which it is free to do, the parties agree that this Agreement shall control as the exclusive remedy and full settlement of all claims between the parties. The Executive agrees that the Executive shall not seek, accept, or be entitled to any monetary relief, whether individually or as a member of a class or group, arising from an EEOC charge filed by the Executive or on the Executive’s behalf.

3.             No Admission of Liability. Nothing in this Agreement is intended to or will be construed as an admission by the Employer that it or any of its officer’s directors or employees, violated any law, interfered with any right, breached any obligation, or otherwise engaged in any improper or illegal conduct, the Released Parties expressly denying any such conduct.

4.             Effective Date; Revocation. The Executive acknowledges and represents that he has been given twenty-one (21) days during which to review and consider the provisions of this Release Agreement and, specifically, the General Release set forth in Paragraph 1 above, although he may sign and return it sooner if he so desires. The Executive further acknowledges and represents that he has been advised by the Employer that he has the right to revoke this Release Agreement for a period of seven (7) days after signing it. The Executive acknowledges and agrees that, if he wishes to revoke this Release Agreement, he must do so in a writing, signed by him and received by the Employer no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Release Agreement shall become effective on the eighth (8th) day following his execution of this Release Agreement. The Executive further acknowledges and agrees that, in the event that he revokes this Release Agreement, it shall have no force or effect, and he shall have no right to receive any payment pursuant to Section 5(c) of the Employment Agreement, as applicable.

5.             Time for Execution. The Executive shall execute this Release Agreement not later than twenty-one (21) days from the date it is provided to him

6.             Severability. In the event that any one or more of the provisions of this Release Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and

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enforceability of the remainder of the Release Agreement shall not in any way be affected or impaired thereby.

7.             Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Release Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Release Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.

8.             Governing Law. This Release Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, without reference to its choice of law rules.

9.             Entire Agreement. This Release Agreement constitutes the entire agreement and understanding of the parties with respect to the release of claims provided for herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties with respect to such release of claims. The Executive acknowledges and agrees that he is not relying on any representations or promises by any representative of the Employer concerning the meaning of any aspect of this Release Agreement. This Release Agreement may not be altered or modified other than in a writing signed by the Executive and an authorized representative of the Employer.

10.          Headings. All descriptive headings in this Release Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Release Agreement.

11.          Counterparts. This Release Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Employer and the Executive have executed this Release Agreement, on the date and year set forth below.

EMPLOYER:

BY:
Name:
Title:

Date:

EXECUTIVE

Date:

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